SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  July 1, 1998
                                                --------------------------------

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


 Delaware                           1-11160                       75-2617871
--------------------------------------------------------------------------------
(State or Other Jurisdiction        (Commission               (IRS Employer
     of Incorporation)              File Number)             Identification No.)


 2121 San Jacinto, Suite 2500, Dallas, Texas                         75201
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code  (214) 953-4500
                                                   -----------------------------


                                 Not applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

         Not applicable.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On June 30, 1998, the Registrant, through its wholly owned subsidiary BGN Acquisition Corp., a Delaware corporation ("Merger Sub"), completed its previously announced tender offer (the "Tender Offer") for all of the outstanding shares of common stock, par value $1.00 per share (the "Shares") of A.P. Green Industries, Inc. ("A.P. Green") for $22.00 net per share in cash. The Registrant acquired approximately 7.6 million (representing approximately 96%) of the outstanding Shares through the Tender Offer. The Registrant obtained the funds required to purchase the outstanding Shares from its cash balances and unused credit lines. On July 1, 1998, Merger Sub merged with and into A.P. Green pursuant to the Agreement and Plan of Merger, dated as of March 3, 1998, among A.P. Green, the Registrant and Merger Sub (the "Merger Agreement"). Pursuant to the Merger Agreement, all remaining outstanding Shares (other than Shares owned by the Registrant, Merger Sub or any other subsidiary of the Registrant) were converted into the right to receive, without interest, $22.00 in cash per Share (subject to the right of stockholders who comply with applicable procedures under the Delaware General Corporation Law to exercise their appraisal rights to receive the "fair value" for their Shares) and A.P. Green became a wholly owned subsidiary of the Registrant.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

         Not applicable

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         Not applicable.

ITEM 5.  OTHER EVENTS.

         Not applicable.

ITEM 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.

         Not applicable.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)  Financial Statements of Business Acquired.

              Following are audited consolidated statements of financial position of A.P. Green for the two years ended December 31, 1997 and audited statements of earnings and statements of cash flows of A.P. Green for the three years ended December 31, 1997, as filed with the Securities and Exchange Commission as part of A.P. Green's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

Years ended December 31,                                       1997             1996             1995
                                                           ------------      -----------      -----------

Net sales                                                      $277,907         $258,461         $249,715
Cost of sales                                                   227,851          214,353          208,309
                                                           ------------      -----------      -----------
    Gross Profit                                                 50,056           44,108           41,406

Expense and other income
    Selling and administrative expense                           37,445           36,087           31,312
    Interest expense                                              3,297            3,112            3,190
    Interest income                                                (958)          (1,255)          (1,513)
    Minority interest in loss of partnerships                      (329)           (127)              (67)
    Other income, net                                              (535)            (542)          (1,881)
                                                           ------------      -----------      -----------
    Earnings before income taxes                                 11,136            6,833           10,365

Income tax expense                                                3,943            2,396            2,182
Equity in net income of affiliates                               (1,194)            (436)            (781)
Minority interest in income of consolidated
    subsidiaries, net                                               319              200              164
                                                           ------------      -----------      -----------

    Net earnings                                           $      8,068      $     4,673      $     8,800
                                                           ============      ===========      ===========

Net earnings per common share
    Basic                                                  $       1.00      $       .58      $      1.09
    Diluted                                                $        .98      $       .57      $      1.07

Weighted average number of common shares
    Basic                                                     8,041,266        8,037,710        8,060,118
    Diluted                                                   8,269,275        8,216,616        8,236,848
                                                           ============      ===========      ===========

See accompanying notes to consolidated financial statements.

                               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                               (Dollars in thousands, except per share data)

December 31,                                                                       1997           1996
                                                                                ----------     ----------
ASSETS
    Current assets
        Cash and cash equivalents                                               $    3,701     $    9,477
        Trade receivables (net of allowances - 1997, $1,448; 1996, $1,701)          48,761         42,084
        Reimbursement due on paid asbestos claims                                        -          3,898
        Inventories                                                                 53,705         53,674
        Deferred income tax asset                                                    2,574          3,374
        Other                                                                        6,624          7,030
                                                                                ----------     ----------
           Total current assets                                                    115,365        119,537
    Property, plant and equipment, net                                             107,622        107,394
    Projected insurance recovery on asbestos claims                                116,314        110,374
    Pension assets                                                                   9,251          9,044
    Intangible assets, net                                                           4,173          4,132
    Other assets                                                                     4,989          4,648
                                                                                ----------     ----------
Total assets                                                                    $  357,714     $  355,129
                                                                                ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities
        Accounts payable                                                        $   19,879     $   20,408
        Accrued expenses
           Payrolls                                                                  6,867          6,267
           Taxes other than on income                                                2,145          1,860
           Insurance reserves                                                        4,008          3,574
           Other                                                                     7,381          6,528
        Current maturities of long-term debt                                         5,716          4,168
        Income taxes                                                                   801          1,191
                                                                                ----------     ----------
           Total current liabilities                                                46,797         43,996
                                                                                ----------     ----------

    Deferred income taxes                                                            7,199         10,228
    Long-term non-pension benefits                                                  17,652         16,583
    Long-term pensions                                                              11,615         12,449
    Long-term debt                                                                  31,034         40,109
    Projected asbestos claims                                                      116,314        111,966
                                                                                ----------     ----------
           Total liabilities                                                       230,611        235,331
                                                                                ----------     ----------
    Minority interests                                                               2,568          2,088

    Stockholders' equity
        Preferred stock - $1 par value; authorized:  2,000,000 shares; issued
        and outstanding:  none                                                           -              -
        Common stock-$1 par value; authorized; 10,000,000 shares; issued:
        9,014,599 in 1997 and 8,975,442 in 1996                                      9,015          8,975
        Additional paid-in capital                                                  68,504         68,309
        Retained earnings                                                           67,285         60,477
        Less:  Deferred foreign currency translation                                (3,939)        (2,875)
               Treasury stock of 953,934 shares in 1997 and 1996, at cost           (9,498)        (9,498)
               Note receivable-ESOT                                                 (6,323)        (6,941)
               Minimum pension liability adjustment, net of tax                       (509)          (737)
                                                                                ----------     ----------
               Total stockholders' equity                                          124,535        117,710
                                                                                ----------     ----------
Total liabilities and stockholders' equity                                        $357,714       $355,129
                                                                                ==========     ==========

See accompanying notes to consolidated financial statements.

                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               (Dollars in thousands, except per share data)


                                                                                                            Minimum
                                                                     Deferred                               Pension      Deferred
                                          Additional                  Foreign     Treasury       Note      Liability   Compensation-
                               Common       Paid-In     Retained     Currency      Stock,     Receivable-  Adjustment   Restricted
                                Stock       Capital     Earnings    Translation   At Cost        ESOT      Net of Tax     Stock
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Balance at December 31, 1994 $     4,476  $    72,739  $    49,279  $    (2,428)  $  (9,003)  $   (8,021)  $        -  $         (4)
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Net earnings                                                 8,800
Dividends ($.14 per share)                                  (1,128)
Currency translation adjustment                                            (503)
Payment on ESOT note                                                                                 516
Minimum pension liability
  adjustment, net of tax                                                                                         (784)
Other, net                            10           31           30                      (15)                                      4
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Balance at December 31, 1995       4,486       72,770       56,981       (2,931)     (9,018)      (7,505)        (784)            -
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Net earnings                                                 4,673
Dividends ($.15 per share)                                  (1,205)
Two-for-one stock split            4,488       (4,488)
Purchases of common stock for
    treasury                                                                           (480)
Currency translation adjustment                                              56
Payment on ESOT note                                                                                 564
Other, net                             1           27           28                                                 47
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Balance at December 31, 1996       8,975       68,309       60,477       (2,875)     (9,498)      (6,941)        (737)            -
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Net earnings                                                 8,068
Dividends ($.16 per share)                                  (1,287)
Currency translation adjustment                                          (1,064)
Payment on ESOT note                                                                                 618
Minimum pension liability
     adjustment, net of tax                                                                                       228
Other, net                            40          195           27
                             -----------  -----------  -----------  -----------   ---------   ----------   ----------  ------------
Balance at December 31, 1997 $     9,015  $    68,504  $    67,285  $    (3,939)  $  (9,498)  $   (6,323)  $     (509) $          -
                             ===========  ===========  ===========  ===========   =========   ==========   ==========  ============

See accompanying notes to consolidated financial statements.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (Dollars in thousands)

Years ended December 31,                                                            1997        1996       1995
                                                                                  --------    --------   ---------

Cash flows from operating activities
    Net earnings                                                                  $  8,068    $  4,673   $   8,800
    Adjustments for items not requiring (providing) cash
        Depreciation, depletion and amortization                                    12,139      10,582      10,174
        Deferred compensation earned                                                     -           -           4
        Stock compensation to directors                                                 40          28          23
        Provision for losses on accounts receivable                                    656         740         120
        Loss (gain) on sale of assets                                                  183         (58)     (1,272)
        Equity in earnings of affiliates, net of dividends received                 (1,047)         33        (227)
        Minority interest in earnings (loss) of consolidated subsidiaries
          and partnerships                                                             (10)         73          97
    Decrease (increase) in assets, net of effects from acquisitions
        Trade receivables                                                           (7,333)      2,881       1,143
        Asbestos claim and fee reimbursements received                              28,832      17,276      30,232
        Inventories                                                                    (31)      2,999      (1,758)
        Receivable and prepaid taxes                                                    13         315        (360)
        Other current assets                                                          (435)     (1,053)       (712)
    Increase (decrease) in liabilities, net of effects from acquisitions
        Accounts payable and accrued expenses                                        1,642        (958)     (9,925)
        Asbestos claims paid                                                       (26,526)    (18,573)    (23,937)
        Pensions                                                                      (526)     (1,715)        279
        Income taxes                                                                  (390)         88        (322)
        Deferred income taxes                                                       (2,366)     (1,725)     (1,185)
        Long-term non-pension benefits                                               1,069         986         286
                                                                                  --------    --------   ---------
    Net cash provided by operating activities                                       13,978      16,592      11,460
Cash flows from investing activities
    Capital expenditures                                                           (11,671)    (12,892)    (10,156)
    Decrease (increase) in other long-term assets                                      (76)         47        (726)
    Increase in pension assets                                                         (84)        (82)        (34)
    Proceeds from sales of assets                                                    1,328         807       1,843
    Payment received on ESOT note                                                      618         564         516
    Acquisition of businesses, net of cash acquired                                      -     (10,059)     (1,614)
                                                                                  --------    --------   ---------
    Net cash used in investing activities                                           (9,885)    (21,615)    (10,171)
                                                                                  --------    --------   ---------
Cash flows from financing activities
    Repayments of debt                                                             (20,730)     (2,708)       (165)
    Proceeds from borrowings                                                        12,500       9,525           -
    Dividends paid                                                                  (1,287)     (1,205)     (1,128)
    Purchases of common stock for treasury                                               -        (480)          -
    Capital contributions from minority partner                                        490           -         121
    Exercised stock options                                                            195           -           2
    Tax benefit on dividends paid to ESOT                                               27          28          30
    Tax effect on restricted stock plan                                                  -           -           1
                                                                                  --------    --------   ---------
Net cash provided by (used in) financing activities                                 (8,805)      5,160      (1,139)
                                                                                  --------    --------   ---------
Effect of exchange rate changes                                                     (1,064)         56        (503)
                                                                                  --------    --------   ---------
Net increase (decrease) in cash and cash equivalents                                (5,776)        193        (353)
Cash and cash equivalents at beginning of year                                       9,477       9,284       9,637
                                                                                  --------    --------   ---------
Cash and cash equivalents at end of year                                            $3,701      $9,477      $9,284
                                                                                  ========    ========   =========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

December 31, 1997, 1996 and 1995

Note 1:  Nature of Operations
-----------------------------

A.P. Green Industries, Inc. and its subsidiaries, collectively referred to as "A.P. Green" or "the Company", is a manufacturer of refractory products and industrial lime products. Refractory products, which accounted for 82% of 1997 revenues, are sold throughout North America and selected international markets to basic industries such as metals, glass, ceramics, paper and cement. Industrial lime products are sold to end-users for applications such as steel and aluminum production, pulp and paper processing, soil stabilization for road construction, water and waste water treatment and various environmental applications. The industrial lime market served is generally within a 400-mile radius of the Company's lime plants in New Braunfels, Texas, Kimballton, Virginia and Ripplemead, Virginia.

Note 2:  Summary of Significant Accounting Policies
---------------------------------------------------

Basis of Presentation

The Company's consolidated financial statements include all wholly owned subsidiaries and majority owned subsidiaries. Equity investments of 20% to 50% are accounted for using the equity method. All intercompany balances and transactions have been eliminated and there are no significant related party transactions. Certain prior year amounts have been reclassified to conform to the 1997 presentation.

Cash and Cash Equivalents

A.P. Green considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Due to their short maturity, these instruments are carried at cost which approximates fair value.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade receivables and accounts payable approximates fair value because of the short maturity of these instruments. The fair value of long-term debt is discussed in Note 9. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

Reimbursement Due on Paid Asbestos Claims

Until May 1996, A.P. Green made expense and indemnity payments on asbestos product claims directly to the Center for Claims Resolution on behalf of certain insurers. Reimbursement due on paid asbestos claims represents the recoverable portion of those payments. Commencing in June 1996 pursuant to agreements reached with its insurance carriers, the Company no longer makes payments to the Center on behalf of those insurers. See Note 18 for further discussion of asbestos claims and insurance recoveries.

Inventories

Predominantly all of A.P. Green's domestic inventories are stated at the lower of cost or market, with cost being determined using the last-in first-out (LIFO) method. The remaining inventories are stated at the lower of cost or market, with cost being determined using the first-in first-out (FIFO) or average production cost methods. Inventories include material, labor and applicable factory overhead costs.

Property, Plant and Equipment, Net

Property, plant and equipment, including significant renewals and improvements, are capitalized at cost. Provisions for depreciation are determined principally on a straight-line basis over the expected average useful lives of composite asset groups, which range from 3 to 50 years. Accelerated depreciation methods are used for tax purposes when permitted. Depletion is computed on a basis calculated to allocate the cost of clay, limestone and other applicable resources over the estimated quantities of recoverable material.

Intangible Assets

Intangible assets, primarily consisting of goodwill, customer lists, non-compete agreements, patents and trademarks, are amortized on a straight-line basis over the period benefitted, which ranges from 2 to 12 years. Recoverability of these assets is considered in conjunction with the ongoing evaluation of long-term asset values. Accumulated amortization was approximately $1.8 million and $1.1 million at December 31, 1997 and 1996, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of earnings during the period that includes the date of the change.

Foreign Currency Translation

The functional currencies of the Company's Canadian and United Kingdom subsidiaries and Colombian affiliates are their respective local currencies. Adjustments resulting from the currency translation of these subsidiaries' and affiliates' financial statements are reflected as a component of stockholders' equity.

A.P. Green de Mexico and PT AP Green Indonesia transact a significant portion of their business in U.S. dollars and, as such, use the dollar as their functional currency. Translation adjustment for these subsidiaries are reflected in the statement of earnings.

Employee Stock Options

The Company has elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), and related Interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under Financial

Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Disclosures with regard to employee stock options have been made in accordance with the requirements of Statement 123.

Earnings Per Common Share

Earnings per common share, basic, are computed based on the weighted average number of shares of common stock outstanding during the period. Earnings per common share, diluted, are computed assuming common shares are issued for all dilutive potential common shares outstanding during the period. Dilutive potential common shares included primarily outstanding stock options. All earnings per share figures have been restated to reflect the application of Statement of Financial Accounting Standards No. 128, "Earnings per Share," and to reflect the two-for-one stock split effected September 20, 1996.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3:  New Ventures and Acquisitions
--------------------------------------

Effective December 31, 1996, the Company acquired substantially all of the assets and assumed certain of the liabilities of the operations of Eastern Ridge Lime, L.P. The operations include a mineral processing facility, quarrying and lime manufacturing business in Ripplemead, Virginia and a leased terminal facility in St. Matthews, South Carolina. In conjunction with the Company's adjacent lime plant in Kimballton, Virginia, the acquisition will enhance service of the growing lime market in the Southeastern United States and allow improved utilization of existing management.

In addition to the assumption of approximately $300,000 of long-term lease obligations, A.P. Green paid Eastern Ridge approximately $10.0 million in cash. The acquisition was accounted for using the purchase method, which had no impact on 1996 consolidated operating results due to the December 31 transaction effective date.

The following unaudited proforma information presents a summary of consolidated results of operations of the Company and Eastern Ridge as if the acquisition had occurred January 1, 1995:


(Dollars in thousands, except per share data)          1996              1995
                                                       ----              ----

Net sales                                         $ 264,782          $256,822

Net earnings                                          1,723             5,072

Net earnings per common share                           .21               .63

These unaudited proforma results have been prepared for comparative purposes only and include certain adjustments, such as elimination of a 1995 asset write down loss incurred by Eastern Ridge in anticipation of the acquisition, reduced depreciation, depletion and amortization expense as a result of lower asset book values, elimination of a management service fee which will not be charged by A.P. Green and recognition of income tax benefit not previously recognized due to organization as a partnership. In management's opinion, they are not indicative of the results of operations which actually would have occurred had the acquisition been effective January 1, 1995, or of future results of operations and synergies of the consolidated entities.

In January 1995, the Company formed INTOGREEN Co., a joint venture partnership with INTOCAST AG, to sell and install cast monolithic ladle linings to the steel industry in the United States, Canada and Mexico. INTOCAST AG, based in Germany, is a world leader in the development of cast ladle linings, which result in lower installation costs, reduced disposal of used refractory material and increased ladle availability to the steel plant. The Company owns 51% of this partnership and, as such, includes INTOGREEN in the consolidated financial statements.

Effective July 3, 1995, the Company acquired a 51% ownership interest in Plibrico de Mexico SA de CV, a refractory manufacturer located near Monterrey, Mexico. Plibrico de Mexico, which has been renamed A. P. Green de Mexico SA de CV, has one plant with annual sales which were approximately $7.0 million in the year of acquisition and have grown to nearly $10.0 million in 1997. The purchase price and transaction costs totaled approximately $2.0 million and were paid in cash.

The acquisition was accounted for using the purchase method, with the operating results of A. P. Green de Mexico included in consolidated operating results since the date of acquisition. Goodwill of approximately $800,000, which represents the excess of cost and liabilities assumed over the fair value of tangible assets acquired, is being amortized on a straight-line basis over a ten-year period.

Effective December 31, 1995, the Company acquired a 51% ownership interest in Lanxide ThermoComposites, Inc. (LTI). Prior to the acquisition, LTI was a wholly owned subsidiary of Lanxide Corporation of Newark, Delaware, which continues to own a substantial minority interest in LTI. Immediately prior to the acquisition, LTI acquired Chiam Technologies, Inc., a company engaged in the sourcing of refractory products from several Chinese refractory producers.

LTI is concentrating on commercializing refractory products for the continuous casting segment of the steel industry utilizing ceramic composites technology licensed from Lanxide Corporation. The acquisition was accounted for using the purchase method, which had no impact on 1995 consolidated operating results due to the December 31 transaction effective date. Goodwill of approximately $1.0 million for the two companies is being amortized on a straight-line basis over a ten-year period.

The acquisitions completed during 1995 were not material to the Company's financial condition or results of operations, either individually or in the aggregate. As such, no financial statements of the acquired companies for periods prior to the acquisitions or pro forma financial information reflecting the acquisitions as of the beginning of the year have been provided.

Note 4:  Reserves for Plant Closings
------------------------------------

The Company has reserves for estimated exit costs and termination benefits in connection with the shutdown of certain facilities in the U.S. and Canada. Three of the plants acquired in the 1994 acquisition of the refractories assets of General Refractories Company and its affiliated companies (General) were closed during 1994, a $3.6 million reserve for which was established at the time of acquisition and included on the opening balance sheet. During 1995 this reserve was increased by approximately $700,000 due to the closing of the Weston, Ontario plant, which was sold in December 1995, and revised estimates of U.S. employee termination benefits resulting from the sale of these facilities taking longer than anticipated. Substantially all employees at these facilities have been terminated and approximately $3.2 million of termination benefits and plant closing costs have been charged against the reserves to date. Two of the U. S. facilities were sold during 1997 and the third is held for sale at its estimated net realizable value.

Note 5:  Earnings Per Share
---------------------------

The following is a reconciliation of shares outstanding used in the computation of basic and diluted earnings per share for the years ended December 31, 1997, 1996 and 1995:


                                        1997          1996              1995
                                       ------        ------            -----
Weighted average number of
  common shares - basic              8,041,266     8,037,710          8,060,118
Effect of dilutive securities
  Employee stock options               223,141       178,906            176,730
  Other                                  4,868             -                  -
                                     ---------     ---------          ---------
Weighted average number of
    common shares - diluted          8,269,275     8,216,616          8,236,848
                                     ---------     ---------          ---------

Net earnings used in both earnings per share calculations were the same, as there would be no income effects related to the dilutive securities. Options to purchase 82,500 shares at $8.75 per share were not included in the computation of diluted earnings per share for 1996 and 1995 as the options were not yet exercisable under the terms of the February 1993 option grant. These options became exercisable during 1997 when the last transaction price of the Company's common stock equaled or exceeded $11.00 for 30 consecutive trading days.

Note 6:  Inventories
--------------------

Inventory classifications as of December 31, 1997 and 1996 were as follows:


(In thousands)                                1997                     1996
                                             ------                   -----
Finished goods and work in process
           Valued at LIFO
               FIFO cost                   $ 31,621                  $ 31,278
               Less LIFO reserve            (13,947)                  (14,907)
                                            -------                  --------
                  LIFO cost                  17,674                    16,371
           Valued at FIFO                    10,683                    13,225
                                           --------                  --------
                                             28,357                    29,596
                                           --------                  --------
Raw materials and supplies
           Valued at LIFO
               FIFO cost                     18,408                    17,702
               Less LIFO reserve             (5,698)                   (6,129)
                                            -------                 ---------
                  LIFO cost                  12,710                    11,573
           Valued at FIFO                    12,638                    12,505
                                            --------                 ---------
                                             25,348                    24,078
                                           $ 53,705                  $ 53,674
                                           ---------                  --------

For the years ended December 31, 1997, 1996 and 1995, A. P. Green experienced liquidations of LIFO inventory quantities, none of which were significant.

Note 7:  Property, Plant and Equipment, Net
-------------------------------------------

Property, plant and equipment, net, as of December 31, 1997 and 1996 were as follows:


(In thousands)                                       1997               1996
                                                    ------             -----
Land and mineral deposits                         $  11,153           $  9,926
Buildings and realty improvements                    51,285             47,199
Machinery and equipment                             145,288            144,154
Construction in progress                              5,970              9,075
                                                  ---------           --------
                                                    213,696            210,354
Less accumulated depreciation and depletion         106,074            102,960
                                                  ---------            -------
                                                   $107,622           $107,394
                                                   --------           --------

Closed production facilities held for sale are included in other current assets at estimated net realizable value of $1.4 million as of December 31, 1997.

Note 8:  Short-Term Lines of Credit
-----------------------------------

Short-term lines of credit have been established with banks in the United Kingdom for 50,000 British pounds and Canada for Cdn$250,000, each of which was unused at December 31, 1997 and 1996.

Note 9:  Long-Term Debt
-----------------------

Long-term debt as of December 31, 1997 and 1996 was as follows:


(In thousands)                                  1997                 1996
                                               ------               -----
Unsecured notes payable                     $ 20,525             $ 23,048
Industrial development revenue bonds          10,811               11,848
U.S. line of credit                            4,500                9,000
Capitalized lease obligations                    914                  381
                                            --------             --------
                                              36,750               44,277
Less current maturities                        5,716                4,168
                                            --------             --------
                                            $ 31,034             $ 40,109
                                            --------             --------

In 1994, the Company issued $25 million in principal amount of unsecured notes to a group of institutional lenders to finance the acquisition of General. The notes bear an 8.55% fixed rate of interest, with semi-annual interest payments which commenced January 29, 1995. Annual principal repayments, which have been and will continue to be funded out of working capital, commenced July 29, 1996 and will continue through July 29, 2001. A. P. Green is subject to certain restrictive covenants, including minimum levels of tangible net worth, working capital and fixed charge coverage, permitted encumbrances, loans from and to other institutions and restricted payments. Management does not expect these restrictive covenants to have a material adverse effect on A. P. Green's operations.

The capitalized leases expire in 1999 and 2006 and carry interest rates ranging from 6.7% to 10.9%. A significant portion of the industrial development revenue bonds require the payment of interest only until they mature in 2000 and thereafter. Interest rates range from 70% of prime to 8.6%. Prime was 8.5% at December 31, 1997.

In 1997, the Company's U.S. long-term line of credit of $30.0 million was extended to May 2, 1999. Restrictive covenants coincide with those reflected in the agreement associated with the unsecured notes payable. Borrowings under this line of credit may be made for working capital, acquisitions and other corporate purposes, with interest charged at the federal funds rate (5.84% at December 31, 1997) plus 2%. Approximately $4.9 million of standby letters of credit and $4.5 million of borrowings were outstanding against the line at December 31, 1997, leaving an available balance of approximately $20.6 million.

Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the fair value of the industrial development revenue bonds, unsecured notes payable and capital leases would not differ materially from carrying value at December 31, 1997. Aggregate maturities of long-term debt are approximately $9.8 million, $5.1 million, $5.1 million and $70,000 for 1999 through 2002, respectively. The net book value of property, plant and equipment pledged as security or collateral for outstanding long-term debt was $644,000 at December 31, 1997.

Note 10:  Income Taxes
----------------------

Income tax expense (benefit) attributable to earnings from continuing operations for the years ended December 31, 1997, 1996 and 1995 consists of the following:


(In thousands)                1997            1996             1995
                             ------          ------           -----
Current
Federal                     $ 5,418         $ 3,642          $2,347
State                           747             523             514
Foreign                         111              78             539
Deferred                     (2,333)         (1,847)         (1,218)
                            -------         -------          ------
                            $ 3,943         $ 2,396          $2,182
                            -------         -------          ------

The following schedule provides a reconciliation between expected tax at the U.S. statutory tax rate and the effective tax rate (total provision for income taxes as a percentage of earnings before income taxes). During 1995, a review of tax years 1988 through 1993 was completed by the Internal Revenue Service, resulting in less taxes than originally reserved. Accordingly, the Company reduced its provision for federal income taxes by approximately $1.1 million.


                                                1997       1996        1995
                                               ------     ------      -----
U.S. statutory rate                             34.0%      34.0%       34.0%
Reversal of provision for closed tax years        -          -         (9.7)
Excess tax depletion                            (4.0)      (4.9)       (4.0)
State and local income taxes, net                3.0        2.4         2.1
Foreign tax rate differential                     .5         .5          .9
Other, net                                       (.7)      (1.1)       (3.4)
                                                -----      ----        ----
Effective tax rate                              32.8%      30.9%       19.9%
                                                ----       ----        ----

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 consist of the following:


(In thousands)                                               1997        1996
                                                            ------      -----
Deferred tax assets
Accrued liabilities, differences in expense recognition     $10,901     $10,983
Inventories, overhead capitalization differences                220         169
Capital loss carryforward                                         -         301
Net operating loss carryforwards                              1,642         855
                                                            -------     -------
                                                             12,763      12,308
Less valuation allowance                                          -           -
                                                             12,763      12,308
Deferred tax liabilities
Fixed assets, principally depreciation method differences    13,755      14,679
Prepaid pension costs                                           600       1,054
State, local and other taxes                                    819       1,069
Inventories, differences in LIFO methods                      2,193       2,236
Asset valuation differences                                      21         124
                                                            -------     -------
                                                             17,388      19,162
                                                            -------     -------
Net deferred tax liability                                  $ 4,625     $ 6,854
                                                            -------     -------

Management believes it is more likely than not that all deferred tax assets will be realized and, accordingly, no valuation allowance is required. Tax years subject to review by the Internal Revenue Service are 1994 through 1997. All remaining alternative minimum tax credit carryforwards were utilized during 1996.

A. P. Green has not recognized a deferred tax liability for the undistributed earnings of its wholly owned foreign subsidiaries that arose in 1997 and prior years since the Company plans to continue to finance foreign operations and expansion through reinvestment of those undistributed earnings. A deferred tax liability will be recognized, if necessary, when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. The remittance of foreign earnings subjected to tax at a rate greater than the U.S. rate may create a tax asset for the Company to the extent foreign tax credits may be generated and are able to be utilized. As of December 31, 1997, 1996 and 1995, the undistributed earnings of these subsidiaries were approximately $4.2 million, $4.9 million and $4.4 million, respectively.

Note 11:  Incentive Plans
-------------------------

A. P. Green maintains the 1987 Long-Term Performance Plan (the 1987 Plan), the 1989 Long-Term Performance Plan (the 1989 Plan), the 1993 Performance Plan (the 1993 Plan) and the 1996 Long-Term Performance Plan (the 1996 Plan). Under each of the plans, common stock has been reserved for issuance in the form of incentive stock options, nonqualified stock options, restricted stock and performance shares. Under the 1987 plan, shares are also available for issuance in the form of stock appreciation rights.

The Company's stock option activity for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                    1997                                1996                         1995
                                        -------------------------------     ---------------------------   --------------------------
                                                             Weighted                       Weighted                    Weighted
                                                             Average                         Average                    Average
                                                            Exercise                        Exercise                    Exercise
                                          Options             Price           Options        Price         Options       Price
                                        ------------      ------------       ------------  ------------   ------------  ------------
1987, 1989 and 1996 Plans
Outstanding - January 1                      403,500           $8.01           373,500         $7.90        394,500        $7.86
Granted                                      237,500            8.75            30,000          9.32           -              -
Exercised                                   (45,500)            7.19                -             -         (21,000)        7.03
Expired/Lapsed                               (7,850)            8.75                -             -            -              -
                                        ------------       ---------          ----------     --------     ------------     -------
Outstanding - December 31                   587,650           $8.36            403,500         $8.01        373,500        $7.90
                                        ============       =========          ==========     ========     ============     =======
Exercisable at December 31                  587,650           $8.36            403,500         $8.01        373,500        $7.90
                                        ============       =========          ==========     ========     ============     =======

1993 Plan
Outstanding - January 1                     382,500           $6.17            382,500         $6.17        412,500        $6.17
Granted                                           -             -                    -             -             -            -
Exercised                                   (48,000)           6.17                  -             -        (18,000)        6.17
Expired/Lapsed                                    -             -                    -             -        (12,000)        6.17
                                        ------------       ---------          ----------     --------     ------------     -------
Outstanding - December 31                   334,500           $6.17            382,500         $6.17        382,500        $6.17
                                        ============       =========          ==========     ========     ============     =======
Exercisable at December 31                  334,500           $6.17            300,000         $6.17        300,000        $6.17
                                        ============       =========          ==========     ========     ============     =======

Exercise prices and weighted average remaining contractual lives of options outstanding at December 31, 1997 are summarized as follows:


                                     Exercise                  Remaining
          Options                      Price                     Life
         ---------                   --------                  ---------
          334,500                     $6.17                    5 years
          153,000                      6.67                    3 years
          229,150                      8.75                    9 years
          175,500                      9.17                    2 years
           30,000                      9.32                    8 years

Stock options granted under the 1987, 1989 and 1996 plans expire ten years after grant date. All options outstanding at December 31, 1997 are exercisable. There were a total of 259,258 remaining shares available for grant under all plans as of December 31, 1997.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Had compensation cost for these plans been determined based upon the fair value at grant date, consistent with the methodology prescribed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company's net income and earnings per share for the year ended December 31, 1997 would have been reduced by $340,000, or $.04 per share, diluted, to $7,728,000, or $.94 per share, diluted. The impact on the year ended December 31, 1996 would not have been material to the consolidated results, and there were no stock options granted during 1995.

Using the Black-Scholes option valuation model, the estimated fair values of options granted during 1997 and 1996 were $2.29 and $2.93, respectively. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting or other restrictions. In addition, such models require the use of subjective assumptions. In management's opinion, such valuation models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Principal assumptions used in applying the Black-Scholes model were as follows:


                                           1997                    1996
                                          ------                  -------
Risk free interest rate                     6.06%                   5.50%
Expected life, in years                     5                       5
Expected volatility                        22.3%                   30.2%
Expected dividend yield                     1.8%                    1.5%

Note 12:  Pension Plans
-----------------------

A. P. Green has various pension plans covering substantially all employees. Plan benefits are generally based on years of service and compensation during the last years of employment. A. P. Green's contributions are made in accordance with independent actuarial reports to meet minimum funding requirements. The Company contributed $2.5 million and $3.7 million to these plans during 1997 and 1996, respectively. The plans' assets consist primarily of listed common stocks and debt securities.

Net pension expense for the years ended December 31, 1997, 1996 and 1995 included the following components:

(In thousands)                                       1997               1996               1995
                                                    ------             ------             -----
Service cost of benefits earned during period      $ 1,868            $ 1,885            $ 1,676
Interest cost on projected benefit obligations       9,244              9,077              8,703
Actual gain on assets                             (30,232)           (11,712)           (20,964)
Net amortization and deferral                       20,783              2,603             12,454
                                                   -------            -------            -------
Net pension expense                                  1,663              1,853              1,869
Multiemployer pension expense                          231                183                170
                                                   -------            -------            -------
Total pension expense                              $ 1,894            $ 2,036            $ 2,039
                                                   -------            -------            -------

The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. The following table sets forth the actuarial present value of benefit obligations and funded status for all of the Company's pension plans at December 31, 1997 and 1996. Plan asset values and benefit obligations are measured as of September 30, 1997 and 1996:

                                                                     1997                             1996
                                                       -----------------------------   -------------------------------
                                                           Assets           Accum.           Assets          Accum.
                                                           Exceed          Benefits          Exceed         Benefits
                                                           Accum.           Exceed           Accum.          Exceed
(In thousands)                                            Benefits          Assets          Benefits         Assets
                                                          --------         --------         --------        --------

Accumulated benefit obligations,
    substantially all of which are vested               $ (94,643)        $(27,434)        $(90,474)       $(27,414)
Effect of projected future compensation levels             (5,518)             (18)          (6,027)            (55)
                                                        ---------         --------         ---------      ---------
    Projected benefit obligations                        (100,161)         (27,452)         (96,501)        (27,469)
Plans' assets at fair value                               123,682           20,744          104,405          17,218
                                                        ---------        ---------        ---------       ---------
    Excess (deficiency)                                    23,521           (6,708)           7,904        (10,251)
Unrecognized net asset at transition                       (2,466)              (4)          (3,031)           (21)
Unrecognized net (gain) loss                              (18,443)          (1,337)          (1,889)           630
Unrecognized prior service cost                             3,917              798            4,307            945
Minimum pension liability adjustment                            -           (1,207)               -         (1,639)
                                                        ---------        ---------        ---------       --------
Prepaid (accrued) pension cost                          $   6,529        $  (8,458)        $  7,291       $(10,336)
                                                        ---------        ---------        ---------       --------

In accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company recorded an additional minimum pension liability of approximately $1.2 million at December 31, 1997 and approximately $1.6 million at December 31, 1996. This minimum liability represented the excess of unfunded accumulated benefit obligations over recorded pension liabilities, determined on an individual plan basis. A corresponding amount was recorded as an intangible asset except to the extent the minimum liability for a particular plan exceeded the related unrecognized prior service cost, in which case the excess was recorded as a reduction of stockholders' equity. As of December 31, 1997, an intangible asset of approximately $388,000 was recorded, along with a reduction in stockholders' equity of $509,000, net of related tax benefits. At December 31, 1996, an intangible asset of approximately $454,000 was recorded, along with a reduction of stockholders' equity of $737,000, net of related tax benefits.

U.S. Pensions
-------------

The expected long-term rate of return on plan assets was 8.75% for 1997, 1996 and 1995. A weighted average discount rate of 7.5%, 7.75%, and 7.5% was used for 1997, 1996 and 1995, respectively. A rate of increase in future compensation levels of 5.0% for 1997, 1996 and 1995 was used in determining the actuarial present value of projected benefit obligations on all except hourly, collectively bargained plans.

Canadian Pensions
-----------------

The expected long-term rate of return on plan assets was 8.5% for 1997, 1996 and 1995. A weighted average discount rate of 7.25% was used for 1997 and 8.0% was used for 1996 and 1995. A 5.0% rate of increase in future compensation levels was used for 1997, 1996 and 1995.

Note 13:  Long-Term Non-Pension Benefits
----------------------------------------

The Company sponsors two defined benefit postretirement plans that cover both salaried and nonsalaried employees. One plan provides health care benefits to employees hired prior to January 1, 1991 and the other provides life insurance benefits. The health care plan is contributory, with retiree contributions, deductibles and benefit levels adjusted periodically; the life insurance plan is noncontributory. Under the terms of its health care plan, based on anticipated increases in future health care costs, the retirees' share of total costs will be adjusted so that the Company's share will not increase more than 7% per annum. The Company maintains the right to adjust benefits, deductibles, contributions or the Company's share of increases, at its sole discretion, at future dates.

The following table sets forth the actuarial present value of the plans' benefit obligations at December 31, 1997 and 1996. The accumulated postretirement benefit obligation was measured as of September 30, 1997 and 1996.


(In thousands)                                         1997          1996
                                                      ------        -----
Accumulated postretirement benefit obligation
    Retirees, dependents and beneficiaries            $11,934       $11,405
    Fully eligible active plan participants             2,866         2,669
    Other active plan participants                      3,843         3,486
                                                      -------       -------
Accumulated postretirement benefit obligation          18,643        17,560
Unrecognized prior service cost                          (173)         (202)
Unrecognized net loss from past experience
    different from that assumed                        (1,454)       (1,343)
                                                      -------       -------
Accrued postretirement benefits other than pensions   $17,016       $16,015
                                                      -------       -------

The Company's postretirement health care plan and life insurance plan are unfunded; the accumulated postretirement benefit obligation at December 31, 1997 and 1996 is $17.6 million and $16.5 million, respectively, for the health care plan and $1.1 million in both years for the life insurance plan.

Net postretirement benefits cost other than pensions for the years ended December 31, 1997, 1996 and 1995 included the following components:


(In thousands)                              1997            1996           1995
                                           ------          ------         -----
Service cost of benefits earned
    during the period                     $  628          $  617         $  344
Interest cost on accumulated
    postretirement benefit obligation      1,323           1,313          1,106
Net amortization                              29             108            -
                                          ------          ------          -----
    Net postretirement benefits cost
        other than pensions               $1,980          $2,038         $1,450
                                          ------          ------         ------

For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997; the rate was assumed to decrease gradually to 5% by 2001 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the health care plan as of December 31, 1997 by 7.0% or $1.2 million, and would increase the service and interest costs of net postretirement health care benefits for the year then ended by 8.8%, or $164,000.

The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%, 7.75% and 7.5% at December 31, 1997, 1996 and 1995,
respectively.

Short-term and long-term disability benefits provided by the Company to salaried employees may, under certain circumstances, continue to be provided to those employees subsequent to their employment by the Company and prior to retirement. The annual incremental expense for these postemployment benefits for 1997, 1996 and 1995 was not material and the projected benefit obligation was $636,000 and $568,000 as of December 31, 1997 and 1996, respectively.

Note 14: Employee Savings Plans
-------------------------------

The Company  sponsors three defined  contribution  employee  savings plans under
Section 401(k) of the Internal Revenue Code. In one plan, all U.S. full-time salaried employees and the hourly employees of certain plants are eligible to participate. Participants are entitled to contribute between 2% and 15% of compensation. The Company makes contributions to the employee savings plans through the Employee Stock Ownership Trust.

The second plan, instituted in 1991, covers employees at certain locations who have negotiated participation through collective bargaining. Participants are eligible to contribute between 2% and 15% of compensation. For all of these locations, the Company matches 25% of the first 6% of a participant's contribution. Amounts charged against income were approximately $220,000, $204,000 and $214,000 in 1997, 1996 and 1995, respectively.

Effective January 1, 1996, all employees at LTI were eligible to participate in a defined contribution plan. Participants can contribute between 1% and 15% of compensation. The Company matches 50% of the first 4% of a participant's contribution. Amounts charged against income were not material to the consolidated results in either 1997 or 1996.

Note 15:  Employee Stock Ownership Trust
----------------------------------------

The Company sponsors an Employee Stock Ownership Trust (ESOT). All U.S. full-time salaried employees and the hourly employees of certain plants are eligible to participate. The ESOT purchased a total of 895,520 previously unissued shares of A. P. Green common stock. The shares were issued to the ESOT in accordance with the Stock Purchase Agreement between LaSalle National Bank, as Trustee, and A. P. Green. The aggregate purchase price of $10.0 million was financed entirely by A. P. Green. To secure the financing, the ESOT has pledged the shares to A. P. Green. A. P. Green makes the necessary contributions to the ESOT to allow the interest and principal payments to be made.

(In thousands)                                 1997        1996          1995
                                              ------      ------        -----
Interest payments on ESOT debt                $ 659       $ 713        $ 762
Principal payments                              618         564          515
Less
    Dividends on ESOT shares used for
        debt service                          (130)       (120)        (114)
    Forfeitures                                (22)        (21)        (104)
    Interest income                             (1)         (1)          (3)
Contributions to ESOT                         1,124       1,135        1,056
Administrative expenses                         143         109          147
Employee savings plan cost                   $1,267      $1,244       $1,203


The loan to the ESOT is repayable in annual installments extending through September 30, 2004. Interest is payable semiannually at 9.5% per annum. The note receivable from the ESOT is reflected as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company recognized interest income on the ESOT note of $650,000, $700,000 and $750,000 in 1997, 1996 and 1995, respectively.

Note 16:  Preferred and Common Stock
------------------------------------

The Company's preferred stock can be issued in one or more series without stockholder approval. Prior to January 6, 1998, Preferred Share Purchase Rights (Rights) were attached to each outstanding share of common stock, which, when exercisable, entitled each registered holder to purchase from A. P. Green 1/10 of a share of a junior participating preferred stock, Series A, $1 par value per share, at a price of $45 per 1/10 of a preferred share, subject to adjustment. On January 6, 1998, such Rights expired and were replaced on January 7, 1998 by new Preferred Share Purchase Rights which, when exercisable, entitle each registered holder to purchase from A. P. Green 1/100 of a share of a junior participating preferred stock, Series B, $1 par value per share, at a price of $45 per 1/100 of a preferred share, subject to adjustment. The new Rights become exercisable 10 days following a public announcement that a party acquired, or obtained the right to acquire, beneficial ownership representing 20% or more of
A. P. Green's outstanding common shares. If A. P. Green is involved in a merger or business combination after the Rights become exercisable in which A. P. Green is not the surviving entity, A. P. Green's common stock is changed or exchanged or 50% or more of A. P. Green's assets or earning power is sold, the Rights will entitle the holder to buy a number of shares of common stock of the acquiring entity or A. P. Green, as the case may be, having a fair market value at that time of twice the exercise price of the Right. The new Rights were issued pursuant to a Rights Agreement, dated as of November 13, 1997, between A. P. Green and Harris Trust & Savings Bank, as Rights Agent. The Rights Agreement was amended on March 5, 1998 to provide that the Rights would not become exercisable upon the execution of the Agreement and Plan of Merger, dated as of March 3, 1998, by and among A. P. Green, Global Industrial Technologies, Inc. (Global) and BGN Acquisition Corp. (BGN), and that the Rights would expire upon the acceptance for payment by Global or BGN of a majority of A. P. Green's common shares pursuant to the tender offer provided for in the Agreement and Plan of Merger. See Note 21 for further discussion of the Agreement and Plan of Merger.

Note 17:  Supplemental Financial Information
--------------------------------------------

Cash payments and selected non-cash investing and financing activities during 1997, 1996 and 1995 were as follows:

(In thousands)                              1997           1996        1995
                                           ------         ------      -----
Income taxes paid                          $6,597         $3,763       4,093
Interest paid                               3,279          3,206       3,191
Capitalized lease obligations incurred        704              -           -

Rental payments were approximately $1.2 million in 1997 and $1.0 million in 1996 and 1995. Minimum future payments under noncancellable operating leases are approximately $1.2 million in 1998 and decline progressively to $0 in 2004. In most cases, management expects expiring leases will be replaced by similar leases. The lease obligations relate primarily to office and warehouse space.

Research and development costs are expensed as incurred and amounted to approximately $2.8 million, $3.9 million and $2.9 million during 1997, 1996 and 1995, respectively. Research and development expenditures in 1997 and 1996 included approximately $225,000 and $800,000, respectively, in costs associated with LTI product development.

Note 18:  Litigation
--------------------

Asbestos-Related Claims - Personal Injury
-----------------------------------------

A. P. Green is among numerous defendants in lawsuits pending as of December 31, 1997 that seek to recover compensatory, and in many cases, punitive damages for personal injury allegedly resulting from exposure to asbestos-containing products.

A. P. Green is a member of the Center, an organization of twenty companies (Members) who were formerly distributors or manufacturers of asbestos-containing products. The Center administers, evaluates, settles, pays and defends all of the asbestos-related personal injury lawsuits involving its Members. Under the terms of the Center Agreement, each Member's portion of the liability payments and defense costs is based upon, among other things, the number and type of claims brought against it. Claims activity for the Company for each of the years ended December 31, 1997, 1996 and 1995 was as follows:

                                                1997               1996               1995
                                               ------             ------             -----
Claims pending at January 1                    58,885             48,367            50,920
Claims filed                                   24,024             29,702            12,560
Cases settled, dismissed or
     otherwise resolved                       (10,709)           (19,184)          (15,113)
                                              -------           --------           -------
Claims pending at December 31                  72,200             58,885            48,367
                                              -------           --------           -------
Average settlement amount per claim (1)       $ 1,611           $  1,582           $ 1,778
                                              -------           --------           -------

(1) All settlements are covered by the Company's insurance program.

On January 15, 1993, the Members were named as defendants in a class action lawsuit brought on behalf of all persons who have been occupationally exposed to asbestos-containing products of the Members and who have unasserted claims for such exposure (the Class) pursuant to Federal Rule of Civil Procedure 23(b)(3) in the Federal District Court for the Eastern District of Pennsylvania. At the same time, a settlement (the Settlement) between the Members and the Class was filed with the Court. On June 25, 1997, after a favorable ruling in the Federal District Court for the Eastern District of Pennsylvania and a reversal of that ruling by the Third Circuit Court of Appeals, the United States Supreme Court upheld the ruling of the Third Circuit. The result of such ruling is that the class action lawsuit and the Settlement are of no effect.

As the Settlement established a numerical cap on the number of claims that could be processed each year during the ten years of the Settlement and because the Settlement provided for a range of payments for different disease categories, it was possible to estimate the aggregate amount of liability for the Company through 2004 and related insurance recoveries. The amounts reported for projected asbestos claims and projected insurance recovery on asbestos claims in the consolidated statements of financial position as of December 31, 1996 were determined based upon the Settlement.

Without the Settlement the Company can only estimate the liability and related insurance recoveries associated with known claims. As such, the amounts reported for projected asbestos claims and projected insurance recovery on asbestos claims as of December 31, 1997 reflect only those claims known to have been filed as of that date. In order to arrive at these projected amounts, the Company also reviewed its insurance policies and historical settlement amounts. This resulted in an increase in both the liability and asset of $40.9 million during the fourth quarter of 1997 following a reduction of $19.4 million in the third quarter of 1997. There was no effect on the consolidated earnings of the Company. These balances are expected to fluctuate from quarter to quarter as claims are filed and settled. The volume of claims settled by the Center on a quarterly basis can vary considerably.

Management anticipates that the Company's insurance carriers will make all required payments for these claims. While management understands the inherent uncertainty in litigation of this type and the possibility that past costs may not be indicative of future costs, management does not believe that these claims and cases will have any additional material adverse effect on the Company's consolidated financial position or results of operations.

In December 1996, the Company and a former subsidiary, The E. J. Bartells Company, reached a comprehensive settlement agreement with all insurance carriers except one. Under the terms of this settlement agreement, such carriers have agreed to pay (subject to applicable policy limits) on behalf of the insureds, liabilities arising out of asbestos personal injury claims. The Company is pursuing its claim for coverage against the non-settling carrier.

In addition to asbestos-related personal injury claims asserted against A. P. Green, a number of claims have been asserted against Bigelow-Liptak Corporation (now known as A. P. Green Services, Inc.), a subsidiary of the Company. These claims have been and are currently being handled by such subsidiary's insurance carriers. Except for deductible amounts or retentions provided for under insurance policies, no claim for reimbursement of defense or indemnity payments has been made against the Company or such subsidiary by any such carriers.

Asbestos-related Claims - Property Damage
-----------------------------------------

A. P. Green is also among numerous defendants in a property damage class action suit pending in South Carolina. A. P. Green previously has been dismissed from a number of property damage cases and believes that it should be dismissed from the South Carolina case based on the end uses of its products. A similar suit pending in the State of Oregon involves a former wholly owned subsidiary of the Company and is being defended by the Company's insurance carrier. Based upon the Company's history in these asbestos-related property damage claims, management does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

Environmental
-------------

The EPA or other private parties have named the Company or one of its subsidiaries as a potentially responsible party in connection with two superfund sites in the United States. The Company is a de minimis party with respect to one of the sites and expects to arrive at a settlement agreement and consent decree with respect to it for an amount which is not expected to be material. With respect to the second, involving a wholly owned subsidiary of the Company, there does not appear to be any evidence of delivery to the site of hazardous material by the subsidiary. An estimate has been made of the costs to be incurred in these matters and the Company has recorded a reserve respecting those costs.

Tender Offer
------------

On March 6, 1998, a lawsuit was filed in the Court of Chancery in the State of Delaware seeking to enjoin the tender offer by Global Industrial Technologies, Inc. and BGN Acquisition Corp. to purchase all outstanding shares of the Company's common stock. See Note 21 for further discussion of the tender offer and lawsuit.

Other
-----

From time to time, A. P. Green is subject to claims and other lawsuits that arise in the ordinary course of business, some of which may seek damages in substantial amounts, including punitive or extraordinary damages. Reserves for these claims and lawsuits are recorded to the extent that losses are deemed probable and are estimable. In the opinion of management, the disposition of all current claims and lawsuits will not have a material adverse effect on the consolidated financial position or results of operations of A. P. Green.

Note 19:  Industry and Geographic Segments
------------------------------------------

A. P. Green operates principally in two industry segments: Industrial Lime and Refractory Products and Services. Segment net sales include products sold and services rendered to unaffiliated customers. Interindustry segment sales were immaterial for the periods presented. No single customer accounted for more than 10% of consolidated annual net sales in any such period. Segment operating profit includes all costs and expenses directly related to the segment involved and a reasonable allocation of general costs and expenses which benefit more than one segment. General corporate expenses, interest income and interest expense are shown as separate line items in order to arrive at consolidated earnings before income taxes and cumulative effect of an accounting change. Corporate identifiable assets include cash and cash equivalents and those assets maintained for corporate purposes which are not directly related to the operations of either industry segment.


Industry Segments


(In thousands)                                1997                1996                 1995
                                             ------              ------               -----
Net Sales
Refractory products and services            $227,874             $218,400             $212,203
Industrial lime                               50,410               40,168               37,727
Intersegment eliminations                       (377)                (107)                (215)
                                            --------             --------             --------
                                            $277,907             $258,461             $249,715
                                            --------             --------             --------
Operating Profit
Refractory products and services            $ 13,761             $  7,972             $ 12,565
Industrial lime                                8,503                8,287                6,911
                                            --------             --------             --------
                                              22,264               16,259               19,476
                                            --------             --------             --------
Other charges to income
    General corporate expenses, net            8,789                7,569                7,434
    Interest expense                           3,297                3,112                3,190
    Interest income                             (958)              (1,255)              (1,513)
                                            --------             --------             --------
                                              11,128                9,426                9,111
                                            --------             --------             --------
Earnings before income taxes                $ 11,136             $  6,833             $ 10,365
                                            --------             --------             --------
Identifiable Assets
Refractory products and services            $289,889             $284,180             $313,165
Industrial lime                               60,563               58,514               47,698
Corporate                                      7,262               12,435               12,705
                                            --------             --------             --------
                                            $357,714             $355,129             $373,568
                                            --------             --------             --------
Depreciation, Depletion & Amortization
Refractory products and services            $  7,072             $  6,811             $  6,375
Industrial lime                                4,368                2,813                2,751
Corporate                                        699                  958                1,048
                                           ---------             --------             --------
                                           $  12,139             $ 10,582             $ 10,174
                                           ---------             --------             --------
Capital Expenditures
Refractory products and services              $6,229               $9,675               $7,597
Industrial lime                                4,416                2,470                2,137
Corporate                                      1,026                  747                  422
                                           ---------             --------             --------
                                             $11,671              $12,892              $10,156
                                           ---------             --------             --------

A. P. Green's principal operations are located in the United States, the United Kingdom, Canada, Mexico and the Far East. Transactions between geographic areas are accounted for on an "arm's-length" basis. Export sales to foreign, unaffiliated customers represent less than 10% of consolidated annual net sales.

Geographic Segments


(In thousands)                                     1997               1996                1995
                                                  ------             ------              -----
Net Sales
United States                                   $242,166           $226,290            $219,571
Canada                                            25,151             23,759              24,045
United Kingdom                                     8,885              9,978               9,745
Mexico                                             9,914              8,123               3,242
Far East                                           1,004                  -                   -
Intersegment transfers                            (9,213)            (9,689)             (6,888)
                                                --------           --------            --------
                                                $277,907           $258,461            $249,715
                                                --------           --------            --------
Earnings (Loss) Before Income Taxes
United States                                   $ 11,596             $5,883             $ 8,352
Canada                                               (84)              (324)                999
United Kingdom                                      (200)               607                 673
Mexico                                             1,048                992                 341
Far East                                          (1,224)              (325)                  -
                                               ---------           --------             --------
                                               $  11,136           $  6,833             $10,365
                                               ---------           --------             -------
Identifiable Assets
United States                                   $315,568           $306,945            $330,285
Canada                                            16,816             17,143              18,000
United Kingdom                                     4,266              5,234               5,020
Mexico                                             6,784              6,447               5,451
Far East                                           7,018              6,925               2,107
Corporate                                          7,262             12,435              12,705
                                               ---------           --------            --------
                                                $357,714           $355,129            $373,568
                                               ---------           --------            --------

Note 20:  Quarterly Financial Highlights (Unaudited)
----------------------------------------------------

(Dollars in thousands,                                 First             Second              Third             Fourth
    except per share data)                            Quarter            Quarter            Quarter            Quarter
1997                                               ------------      --------------      ------------       -------------
Net sales                                               $64,816            $71,853            $70,696            $70,542
Gross profit                                             10,802             13,614             12,789             12,851
Net earnings                                                643              2,511              2,009              2,905
Net earnings per common share
        -basic                                              .08                .31                .25                .36
        -diluted                                            .08                .31                .24                .35

1996
Net sales                                               $64,234            $69,538            $61,948            $62,741
Gross profit                                             11,492             13,625              9,092              9,899
Net earnings                                              1,604              2,571                162                336
Net earnings per common share
        -basic                                              .20                .32                .02                .04
        -diluted                                            .20                .31                .02                .04


Lower sales and a planned reduction of refractory finished goods inventory during the third and fourth quarters of 1996 resulted in reduced production efficiencies and declines in gross profit and net earnings. Also contributing to the decline were inventory-related adjustments resulting from changes in inventory levels.

Note 21:  Subsequent Event
--------------------------

On March 3, 1998, the Company entered into an Agreement and Plan of Merger with Global Industrial Technologies, Inc. and BGN Acquisition Corp. The Agreement and Plan of Merger calls for, among other things, Global to purchase for cash all outstanding shares of the Company at $22.00 per share, or approximately $195.0 million, plus the assumption of $23.0 million of net debt. The transaction, which will be effected by means of a tender offer, has been approved by the Boards of Directors of both companies and, subject to regulatory approval, is expected to be completed during the second quarter of 1998. Global is a manufacturer of technologically advanced industrial products that support high-growth markets around the world. Its subsidiary, Harbison-Walker Refractories Company, operates 15 refractory plants in five countries, including the United States, Canada, Mexico, Chile and Germany.

On March 6, 1998, a lawsuit was filed in the Court of Chancery in the State of Delaware seeking to enjoin the tender offer and alleging, among other things, that the stockholders of the Company are not receiving fair and adequate consideration for their shares. The Company has entered into an agreement in principle to settle the lawsuit whereby, subject to the negotiation and execution of definitive agreements, including mutually acceptable releases, (i) the Company mailed to the stockholders of the Company on March 24, 1998 a supplemental disclosure statement on Schedule 14D-9 containing certain financial information and projections and (ii) Mack G. Nichols, James M. Stolze, William
F. Morrison, Daniel Toll, Paul F. Hummer II, P. Jack O'Bryan, the Company, Global and BGN Acquisition Corp. will reimburse the plaintiff in the lawsuit for attorneys' fees and expenses, as awarded by the Court, in an aggregate amount of $180,000. The lawsuit and/or settlement thereof is not expected to have any impact on the transactions contemplated by the Agreement and Plan of Merger.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
A.P. GREEN INDUSTRIES, INC.:

We have audited the accompanying consolidated statements of financial position of A. P. Green Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the aforementioned financial statements, we also audited the related consolidated financial statement schedule. These consolidated financial statements are the responsibility of A. P. Green's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A. P. Green Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
February 9, 1998

                                   SCHEDULE II



                          A. P. GREEN INDUSTRIES, INC.
                            SUPPLEMENTAL INFORMATION
                        VALUATION AND QUALIFYING ACCOUNTS


An analysis of doubtful accounts for 1995, 1996 and 1997 is as follows:


                                                         Doubtful Accounts
                                                      (Dollars In Thousands)
Balance December 31, 1994                                    $1,992
Additions in 1995 -
    Current year provision                                      120
    Acquisitions                                                247
Less - Receivables written off, net                            (429)
                                                             -------
Balance, December 31, 1995                                    1,930
Additions in 1996 -
    Current year provision                                      740
Less - Receivables written off, net                            (969)
                                                             -------
Balance, December 31, 1996                                    1,701
Additions in 1997 -
    Current year provision                                      656
Less - Receivables written off, net                            (909)
                                                             -------
Balance, December 31, 1997                                   $1,448
                                                             =======


    (b)    Pro Forma Financial Information.

     The pro forma financial information required by this Item will be filed by an amendment to this Report not later than 60 days after the date hereof.

    (c)    Exhibits.

        No.    Description
        ---    -----------

        2.1 Agreement and Plan of Merger, dated as of March 3, 1998, among A.P. Green Industries, Inc., Global Industrial Technologies, Inc. and BGN Acquisition Corp. (incorporated herein by reference to Exhibit (c)(1) of the Registrant's Schedule 14D-1, filed March 6,
               1998).

        23     Consent of KPMG Peat Marwick LLP.

ITEM  8.   CHANGE IN FISCAL YEAR.

        Not applicable.

ITEM 9.    SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

        Not applicable.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


                          GLOBAL INDUSTRIAL TECHNOLOGIES, INC.


Date: July 9, 1998        By: /s/ Graham L. Adelman
                             ---------------------------------------------------
                             Name:  Graham L. Adelman
                             Title: Senior Vice President, General Counsel
                                     and Secretary